Exhibit 4.1

AMENDMENT TO STOCKHOLDER PROTECTION AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of March 8, 2007, to the Stockholder Protection Agreement (the “Rights Agreement”), dated as of May 8, 1997, between Catalina Marketing Corporation, a Delaware corporation (the “Corporation”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agent”), is being executed at the direction of the Corporation. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Corporation, CMC Holdings, LLC, a Delaware limited liability company (“Parent”), and Catalina Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), intend to enter into an Agreement of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Corporation (the “Merger”), with the Corporation surviving as a wholly owned subsidiary of Parent;

WHEREAS, on March 8, 2007, the Board of Directors of the Corporation resolved to amend the Rights Agreement to render the Rights inapplicable to the transactions contemplated by the Merger Agreement; and

WHEREAS, Section 4.4 of the Rights Agreement permits the Corporation from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.	A new Section 4.18 is hereby added to the Rights Agreement as follows:

“4.18. PERMITTED TRANSACTIONS. Reference is made to the Agreement of Merger by and among CMC Holdings, LLC, a Delaware limited liability company (“Parent”), Catalina Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Corporation, dated as of March 8, 2007, as it may be amended from time to time (the “Merger Agreement”). All capitalized terms used in this Section 4.18 shall have the meanings given to them in the Merger Agreement unless otherwise defined in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, neither Parent nor Merger Sub nor any of their respective Affiliates shall be or become an Acquiring Person, and no Separation Time shall occur, and the Rights will not separate from the Common Stock, solely as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, in each case, in accordance with the terms thereof, as such terms may be amended from time to time, and none of the Corporation, Parent, Merger Sub, nor the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under this

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Agreement as of and following the execution and delivery of the Merger Agreement, and/or the consummation of the Merger, and/or the Effective Time to any holder (or former holder) of Rights; provided, however, that if after the date of execution of the Merger Agreement, the Merger is not consummated in accordance with the terms of the Merger Agreement and the Merger Agreement is terminated in accordance with its terms, this Section 4.18 shall no longer be applicable with respect to the determination of whether Parent or Merger Sub or any of their respective Affiliates is an “Acquiring Person” at any time thereafter. The Corporation shall promptly provide notice to the Rights Agent of (i) the Effective Time (once it is known to the Corporation) and (ii) any termination of the Merger Agreement in accordance with its terms.”

2.          Section 1.1(j) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(j) “Expiration Time” shall be the earlier of (i) the close of business on April 22, 2007 or (ii) the Effective Time (all capitalized terms used but not defined in this Section 1.1(j) shall have the meanings given to them in the Merger Agreement (as such term is defined in Section 4.18 of this Agreement)).”

3.          This Amendment shall become effective as of the day and year first written above. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4.          By executing this Amendment below, the Corporation certifies that this Amendment has been duly executed and delivered and is in compliance with the terms of Section 4.4 of the Rights Agreement. This Amendment shall be irrevocable and each of Parent and Merger Sub shall be an express third party beneficiary hereof.

5.          This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

CATALINA MARKETING CORPORATION

By:	/s/ L. Dick Buell
Name:	L. Dick Buell
Title:	Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Judy Hsu
Name:	Judy Hsu
Title:	Client Relationship Executive

[Signature Page to Amendment to Stockholder Protection Agreement]